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                                                                    EXHIBIT 15.1

December 18, 2002

Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, IL 60045

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tenneco Automotive Inc. and consolidated subsidiaries for the periods ended June 30, 2002, and September 30, 2002, as indicated in our reports dated July 22, 2002, and October 21, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002, and September 30, 2002, are being used in this Registration Statement.

     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois